                                                                  EXHIBIT 10.34


                  SECOND AMENDMENT TO THEATER RIGHTS AGREEMENT

         This Second Amendment to Theater Rights Agreement (this "Amendment") is made as of December 31, 1995 by and among Showscan Entertainment Inc., a Delaware corporation formerly known as Showscan Corporation ("Showscan"), Showscan/United Artists Theatres Joint Venture, a Colorado general partnership (the "Joint Venture"), and United Artists Theatre Circuit, Inc., a Maryland corporation ("United Artists").


                                    RECITALS

         A. Showscan, the Joint Venture and United Artists are currently party to that certain Theater Rights Agreement, dated as of August 19, 1994, as amended by that certain First Amendment to Theater Rights Agreement, dated as of March 30, 1995 (as so amended, the "Agreement"). Capitalized terms used in this Amendment without definition shall have the meanings given thereto in the Agreement.

         B. Showscan, the Joint Venture and United Artists now desire to modify and amend the Agreement in the manner and on the terms and conditions set forth in this Amendment.


                                   AGREEMENT

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1.      Amendment of Sections 3.2(a) and (b).  Sections 3.2 (a) and
(b) of the Agreement shall be amended in their entirety to read as follows:

                 "(a)     During the period from the date of this Agreement
         until the fifth anniversary of the date of this Agreement (the "Offer Period"), United Artists agrees (i) to offer to the Joint Venture the opportunity to Install Simulator Theater Units in an aggregate of 24 sites designated by United Artists, and (ii) to Install a total of 24 Simulator Theater Units with an aggregate of 576 seats in the sites offered to the Joint Venture which are rejected by the Joint Venture (which Simulator Theater Units may be Owned or co-Owned by United Artists but which do not include Simulator Theater Units owned by Showscan or the Joint Venture). The Joint Venture agrees to accept during the Offer Period at least one of the sites offered to it by United Artists pursuant to Section 2.10 or clause (a)(i) above. If by the end of the Offer Period, the Joint Venture has not satisfied its obligations pursuant to the immediately preceding sentence, then Showscan shall pay to United Artists liquidated damages in an amount equal to {text redacted}.


Portions of this Exhibit have been granted confidential treatment by the Securities and Exchange Commission. The confidential portions are indicated in the text by the marking "{text redacted}." The omitted portions have been filed separately with the Securities and Exchange Commission.

                 (b) If by the end of the Offer Period United Artists has not either (i) satisfied its obligations pursuant to clause (a)(ii) above either directly or by satisfaction of its obligations pursuant to clause (a)(i) above, or (ii) actually paid to Showscan at least {text redacted} in the aggregate for (A) Equipment Installed or to be Installed in Simulator Theater Units pursuant to Section 3.2(a)(ii) above, and any labor, shipping and related expenses (other than travel, hotel, per diem, and other reimbursement items) with respect to the Installation of such Equipment, and (B) equipment, labor, shipping and related expenses (other than travel, hotel, per diem and other reimbursement items) (collectively, the "ShowMax Cost") with respect to the sale of ShowMax 15/70 theater systems (a "ShowMax System") to United Artists pursuant to Section 2.7 hereof, provided, however, that for the purposes of this Section 3.2(b)(ii)(B) only 50% of the ShowMax Cost of each of the first {text redacted} ShowMax Systems ordered by United Artists shall be counted and only if, in the case of the {text redacted} ShowMax System only, such ShowMax System is ordered on or before {text redacted}, then United Artists will pay to Showscan liquidated damages in the amount of {text redacted} for each Simulator Theater Unit which has not been Installed as required by 3.2(a) above, and United Artists will be deemed to have Installed one Simulator Theater Unit with an aggregate of 24 seats each time such damages are paid. If United Artists has Installed 24 Simulator Theater Units in 24 locations but all locations in which it has Installed such Units collectively have fewer than 576 seats, United Artists will pay to Showscan liquidated damages in an amount equal to the number of seats which have not been Installed multiplied by {text redacted}. The parties agree that such liquidated damages reflect a reasonable estimate of the damages which Showscan would incur based on the parties' current estimate of the economic detriment to Showscan from the loss of profits it otherwise could have expected from the Installation of such Simulator Theater Units, and that such liquidated damages will be Showscan's sole remedy for any failure by United Artists to satisfy its obligations pursuant to clause (a)(ii) above, either directly or by satisfaction of its obligations pursuant to clause (a)(i) above, by the end of the Offer Period. Notwithstanding any other provision of this Section 3.2, the time periods for United Artists' performance of an obligation pursuant to Section 3.2(a) will be extended by any period during which a Force Majeure Event exists or an act or failure to act by Showscan materially impairs United Artists' ability to comply with its obligations, and liquidated damages will be payable to Showscan pursuant to this paragraph only if United Artists does not comply with its obligations within such extended period of time."

         2. Amendment of Section 3.3(f). Section 3.3(f) of the Agreement shall be amended in its entirety to read as follows:

         "(f)    In any case where United Artists presents to the Joint Venture a proposal relating to a Potential Site, the proposal will include a proposed development fee that would be payable to United Artists pursuant to the Development Agreements of the lesser of (a) {text redacted} and {text redacted} of the {text redacted} of such development (as more particularly described in the Development Agreements), or (b) an amount not more than (i) if the Potential Site would involve new construction of a stand-alone Theater,

         {text redacted} for the first {text redacted} such Potential Sites that the Joint Venture participates in during the Offer Period and {text redacted} for each such Potential Site thereafter, or (ii) if the Potential Site would involve new construction of an integrated Theater or the renovation of an integrated or stand-alone Theater, {text redacted} for the first {text redacted} such Potential Sites that the Joint Venture participates in during the Offer Period and {text redacted} for each such Potential Site thereafter."

         3. Amendment of Section 3.7. Section 3.7 of the Agreement shall be amended in its entirety to read as follows:

                 "Section 3.7   [This Section intentionally left blank]"


         4. Amendment of Section 3.8. Section 3.8 of the Agreement shall be amended in its entirety to read as follows:

                 "Section 3.8   [This Section intentionally left blank]"

         5. Receivable/Payable. In connection with this Amendment, United Artists hereby promises to pay to Showscan Six Hundred Sixty Thousand Dollars ($660,000) (the "Payable") in the manner and with the interest set forth below. Interest shall accrue on the unpaid balance outstanding of the Payable from January 1, 1996 until paid in full at a rate per annum equal to seven and one-half percent (7.5%). Accrued and unpaid interest shall compound annually and be added to the balance of the Payable. The outstanding balance of the Payable and all accrued and unpaid interest thereon shall be paid in full on or before December 31, 1996 (the "Maturity Date"); provided, however, that if on or prior to the Maturity Date the Joint Venture has not yet accepted (the "Joint Venture Acceptance Date") at least one of the sites offered to it by United Artists pursuant to Section 2.10 or Section 3.2(a)(i) of the Agreement, then the Maturity Date shall be extended to the day which is thirty (30) days after the Joint Venture Acceptance Date, but in no event shall it be extended later than August 19, 1999. Showscan, at its election, may accelerate the Maturity Date if United Artists shall breach and fail to cure for a period of 15 days any provision of the Agreement as amended by this Amendment.

         6. Malaysia/Asia Territory. If at any time or from time to time during the Offer Period Showscan shall sell to a third party (e.g., not to Showscan, United Artists, the Joint Venture or any affiliate of the foregoing) a Simulator Theater Unit which will be Installed in the state of Malaysia or in the Asia Territory as set forth on Exhibit 3.7 to the Agreement, then Showscan shall pay to United Artists an amount equal to {text redacted} of the {text redacted} of the Equipment sold to such third party during the Offer Period. Showscan shall make the payments called for by this Section 6 within fifteen
(15) days of receipt of payment in full for such Equipment. Showscan shall have no further obligations under this Section 6 once the aggregate payments made hereunder equal {text redacted}.

         7. ShowMax Pricing. If at any time during the Offer Period UATC shall purchase from Showscan one or more ShowMax Systems, then for the first {text redacted} such ShowMax Systems purchased, Showscan shall establish the ShowMax Cost for each such

ShowMax System by reducing by {text redacted} the then {text redacted} that Showscan has provided a similarly configured ShowMax System.

         8. No Other Modifications. Except as expressly set forth in this Amendment, the Agreement shall remain unmodified and in full force and effect.

         9. Equality of Consideration. Each of Showscan, the Joint Venture and UATC acknowledge and agree that the value of the rights under the Agreement relinquished by UATC pursuant to the terms of this Amendment equal or exceed the value of the rights under the Agreement relinquished by Showscan pursuant to the terms of this Amendment, including, without limitation, the right to require the construction of certain Simulation Theater Units by a certain date or receive liquidated damages therefore.

          10.    Miscellaneous.

                 10.1 Further Assurances. Each party agrees to perform all such acts, including without limitation, the execution of documents, as may reasonably be requested by any party in order to more fully effectuate the purposes of this Amendment.

                 10.2 Successors and Assigns. Except as otherwise expressly provided in this Amendment, all covenants and agreements contained in this Amendment by or on behalf of any of the parties will bind and inure to the benefit of the respective successors and assigns of the parties whether so expressed or not.

                 10.3 Severability. Whenever possible, each provision of this Amendment will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Amendment.

                 10.4 Counterparts. This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

                 10.5 Choice of Law. This Amendment shall be interpreted in accordance with the substantive law of the State of Colorado without regard to its choice of law provisions.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

                                    UNITED ARTISTS THEATRE CIRCUIT, INC.


                                    By:  /s/  John R. Neal
                                       ----------------------------------------
                                    Title:   Senior Vice President



                                    SHOWSCAN ENTERTAINMENT INC.


                                    By:   /s/  Dennis Pope
                                       ----------------------------------------
                                    Title:   Executive Vice President and Chief
                                             Financial Officer



                                    SHOWSCAN/UNITED ARTISTS THEATRES
                                    JOINT VENTURE
                                    By:      Showscan Entertainment Inc. as
                                             Managing Partner


                                             By:  /s/  Dennis Pope
                                             ----------------------------------
                                             Title: Executive Vice President
                                                    and Chief Financial Officer